UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2006

Orchid Cellmark Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 15, 2002, the Registrant entered into an agreement with Forensic Alliance Ltd., or FAL, to provide forensic DNA testing services as an exclusive subcontractor to all customers of FAL, which includes police departments throughout the United Kingdom. This agreement had an initial term of five years and the term would continue for additional one-year periods thereafter unless either party gave not less than 12 months’ written notice of termination prior to the end of the then current term. In 2005, FAL was acquired by LGC Ltd, or LGC. LGC is a provider of analytical and diagnostic services, including DNA testing services, and to that extent is in a position to compete for the business that the Registrant currently conducts for FAL. On July 7, 2006, the Registrant received from FAL notice of termination of this agreement, effective July 15, 2007. As a result of the acquisition of FAL by LGC and prior to the receipt of this notice of termination, the Registrant began implementing plans to enable it to directly provide its services to UK police forces.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On July 6, 2006, the Registrant appointed Mr. John Deighan to the position of principal accounting officer and principal financial officer, effective July 10, 2006. Mr. Deighan, age 42, joined the Registrant as Corporate Controller in May 2006 and assumed primary oversight of the Registrant’s accounting and financial reporting functions in June 2006. From 2004 to 2006, Mr. Deighan was with Alpharma, Inc., a global pharmaceutical company, where he served as Divisional Controller for its U.S. human pharmaceuticals group. From 2003 to 2004, Mr. Deighan was with Enzon Pharmaceuticals, Inc., a biopharmaceutical company, where he served as Corporate Controller. From 1993 to 2002, Mr. Deighan was with Schein Pharmaceutical Inc., a pharmaceutical company, where he most recently served as Director of Corporate Accounting and Financial Reporting. Mr. Deighan is a Certified Public Accountant, with a B.S. from State University of New York, College at Oswego.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: July 10, 2006	By:	/s/ Warren T. Meltzer
	Name:	Warren T. Meltzer
	Title:	Vice President—Law and General Counsel